Exhibit 10.2

SECOND AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL

SINGLE-TENANT LEASE- NET

This SECOND AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE-LESSEE LEASE- NET (“Amendment”) is entered into this 18th day of September, 2008, by and between CALIFORNIA DEVELOPMENT, INC., a California corporation (“Lessor”), and CERUS CORPORATION, a Delaware corporation (“Lessee”). All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Lease.

RECITALS

A. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Single Lessee Lease - Net, dated October 12, 2001, as amended by (i) that certain Rider to A.I.R.E.A. Standard Industrial/Commercial Single Lessee Lease - Net, dated September 15, 2001 (“Rider”), (ii) that certain Amendment to Standard Industrial/Commercial Single-Lessee Lease – Net dated as of April 10, 2002 (“Expansion Amendment”); (iii) that certain letter agreement dated June 14, 2006; and (iv) that certain letter agreement dated July 3, 2007 (collectively, the “Lease”) whereby Lessee is leasing from Lessor approximately 31,808 rentable square feet of space (the “Premises”) located in that certain building located at 2550 Stanwell Drive, Concord, California (the “Building”).

B. Lessor and Lessee desire to amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree that the Lease is amended as follows:

1. Recitals. The above-referenced Recitals are incorporated herein by reference.

2. Extension of Term. The Expiration Date of the Term of the Lease is hereby extended to November 11, 2013 and the period from November 12, 2008 through November 11, 2013 is referred to herein as the “First Five-Year Extension Term”.

3. Base Rent for the First Five-Year Extension Term. Commencing on November 12, 2008, Base Rent for the First Five-Year Extension Term shall be as follows:

Period	Base Rent Per Month	Base Rent Per Rentable Square Foot
November 12, 2008 – November 11, 2009	$33,080.32	$1.04
November 12, 2009 – November 11, 2010	$34,034.56	$1.07
November 12, 2010 – November 11, 2011	$34,988.80	$1.10
November 12, 2011 – November 11, 2012	$36,261.12	$1.14
November 12, 2012 – November 11, 2013	$37,215.36	$1.17

4. One-Year Extension Options.

a. Paragraph (a) of Insert 50 of the Rider is hereby deleted.

b. Grant and Exercise. Lessee shall have (5) consecutive options to extend the Term of the Lease (each, a “One-Year Extension Option”), each for one (1) additional year (each, a “One-Year Extension Term”), upon all the same terms and conditions of the Lease, excepting only that Base Rent shall be increased as provided below. Lessee shall exercise a One-Year Extension Option, if at all, by giving notice of such exercise to Lessor not less than six (6) months prior to the expiration of the First Five-Year Extension Term or the One-Year Term then in effect.

c. Base Rent for One-Year Extension Terms. Each One-Year Extension Term shall be deemed to be an “Extended Term” as such term is defined in Paragraph (b) of Insert 50 of the Rider, and the Base Rent for each One-Year Extension Term shall be increased according to the CPI Index adjustment procedure in Paragraph (b) of Insert 50 of the Rider.

5. Ten-Year Extension Option.

a. Grant. Lessee shall have the option (“Ten-Year Extension Option”), at anytime during the First Five-Year Extension Term or during any One-Year Extension Term, to extend the Term of the Lease for an additional ten (10) years (“Ten-Year Extension Term”) upon all the same terms and conditions of the Lease, excepting only that:

(i) at the time of Lessee’s exercise of the Ten-Year Extension Option, Lessee shall not be in default beyond any applicable cure period under the Lease;

(ii) any remaining portion of the First Five-Year Extension Term shall automatically be deemed terminated as of the effective date of the Lessee’s exercise of the Ten-Year Extension Option;

(iii) any remaining One-Year Extension Options shall automatically be deemed terminated;

(iv) Base Rent shall be determined as provided below; and

(v) Lessor shall provide tenant improvement allowances to Lessee as provided below.

b. Exercise of Option. Lessee shall exercise the Ten-Year Extension Option, if at all, by giving notice of such exercise to Lessor not less than six (6) months prior to the expiration of the First Five-Year Extension Term or the One-Year Term then in effect.

c. Base Rent for the Ten-Year Extension Term.

(i) Base Rent for any portion of the Ten-Year Extension Term up through November 11, 2013 shall be the same as stated in Section 3 of this Amendment.

(ii) The Ten-Year Extension Term shall be deemed to be an “Extended Term” as such term is defined in Paragraph (b) of Insert 50 of the Rider, and on November 12 of each year of the Ten Year Extension Term (commencing November 12, 2013) Base Rent shall be increased according to the CPI Index adjustment procedure in Paragraph (b) of Insert 50 of the Rider.

d. Ten-Year Extension Term Allowances. Lessor hereby acknowledges and agrees that a material portion of the consideration for Lessee’s agreement to enter into this Amendment is Lessee’s ability to enhance the Building during the Ten-Year Extension Term with various Alterations (as such term is defined in the Lease), and Lessor’s agreement to provide tenant improvement allowances as set forth below. When requesting Lessor’s consent to Alterations, Lessee shall include with such request Lessee’s reasonable estimate of the costs and expenses of installing such Alterations (“Estimated Cost of Alterations”). Lessor shall review and approve any plans, specifications or drawings submitted by Lessee to Lessor for approval with respect to the Alterations within five (5) days of receipt of the same, and if Lessor fails to either approve or reasonably disapprove the same within such five (5) day period, then the same shall be deemed approved. If Lessor reasonably disapproves of any aspect of Lessee’s plans and specifications for the Alterations, Lessor shall specify the reasons for disapproval in Lessor’s notice of disapproval. Lessor agrees that any disapproval shall be deemed unreasonable unless Lessor provides with its notice of disapproval demonstrable evidence that a decline in value in the Project would result from the proposed Alterations. Notwithstanding any other provision of the Lease to the contrary, if Lessor continues to fail to approve the plans and specifications for the Alterations for a period of forty-five (45) days after the initial submission of the same to Lessor, then Lessee shall have the right at any time thereafter to terminate the Lease by providing written notice thereof to Lessor, and upon receipt of such notice the Lease shall terminate, and Lessor shall promptly thereafter return all sums previously paid or deposited by Lessee to Lessor. Following approval of the plans and specifications for the Alterations, Lessor shall pay to Lessee an Unamortized Allowance (as defined below) as provided in subparagraph 5d(i) below and shall pay an Additional Allowance (as defined below) as provided in subparagraph 5d(ii) below. Upon substantial completion of the Alterations, Lessee shall give notice to Lessor specifying the date of such substantial completion (“Notice of Completion”) and as soon as reasonably practical shall provide to Lessor reasonable evidence of the actual costs and expenses incurred by Lessee in completing the Alterations (“Actual Cost of Alterations”). In no event shall Lessor have any responsibility for any portion of the Actual Cost of Alterations in excess of the sum of the Unamortized Allowance and the Additional Allowance (“Excess TI Costs”). Lessee shall be solely responsible for paying any Excess TI Costs.

(i) Unamortized Allowance. Lessor shall pay to Lessee a tenant improvement allowance up to the amount of Five Hundred Forty Thousand Seven Hundred Thirty-Six Dollars ($540,736.00) (“Unamortized Allowance”), calculated at the rate of Seventeen Dollars ($17.00) per the 31,808 rentable square feet of space in the Premises, toward the Estimated Cost of Alterations as follows. Not later than the 30th day of each month during the course of construction of the Alterations, Lessee shall submit to Lessor an application for payment (in a form reasonably acceptable to Lessor and accompanied by such supporting documentation as shall be reasonably requested by Lessor, each an “Application for Payment”), of a portion of the Unamortized Allowance allocable to labor, materials and equipment incorporated in the Premises during the period indicated by the Application for Payment. On or before the 15th day of the month following submission of the Application for Payment, Lessor shall pay a portion of the Unamortized Allowance equal to the amount shown on the Application for Payment, up to a total which is the lesser of the Actual Cost of Alterations or the Unamortized Allowance.

(ii) Additional Allowance.

(1) In the event that the entire Unamortized Allowance shall have been applied to the Estimated Cost of Alterations, upon Lessee’s request, Lessor shall pay to Lessee an additional tenant improvement allowance toward the Estimated Cost of Alterations (“Additional Allowance”) (calculated at the rate of Sixty Dollars ($60) per the 17,008 square feet of Expansion Space as defined in the Expansion Amendment) in an amount up to the lesser of: (a) One Million Twenty Thousand Four Hundred Eighty Dollars ($1,020,480.00); or (b) the Total Cost of Alterations less the amount of the Unamortized Allowance. Not later than the 30th day of each month during the course of construction of the Alterations, Lessee shall submit an Application for Payment of a portion of the Additional Allowance allocable to labor, materials and equipment incorporated in the Premises during the period indicated by the Application for Payment. On or before the 15th day of the month following submission of the Application for Payment, Lessor shall pay a portion of the Additional Allowance equal to the amount shown on the Application for Payment, up to a total which is the lesser of: (a) One Million Twenty Thousand Four Hundred Eighty Dollars ($1,020,480.00); or (b) the Total Cost of Alterations less the amount of the Unamortized Allowance.

(2) The parties agree that beginning on the first day of the first full calendar month following the date of the final disbursement of the Additional Allowance, the amount of the Additional Allowance disbursed by Lessor to Lessee shall be amortized, together with fixed interest at the Wells Fargo Bank Prime Lending Rate in effect on the effective date of Lessee’s Notice of Completion plus two percent (2%) per annum, in equal monthly installments over the then remaining portion of the Ten-Year Extension Term, and shall be payable, as a part of Base Rent.

e. Lessee’s Right to Terminate Lease.

(i) Notwithstanding any other provision of the Lease to the contrary, Lessee has the right and option to terminate the Ten-Year Extension Term (“Early Termination Right”), effective as of the last day of the sixtieth (60th) consecutive month of the Ten-Year Extension Term (“Early Termination Date”). Lessee shall exercise its Early Termination Right, if at all, by providing not less than sixty (60) days’ prior written notice of such election to terminate to Lessor. If Lessee exercises the Early Termination Right, then Lessee shall pay the Lease Termination Fee (as defined below) on or before the Early Termination Date.

(ii) The Lease Termination Fee shall be equal to the sum of (a) the unamortized portion of the Additional Allowance as of the Early Termination Date; plus (b) reasonable attorney’s fees and unearned brokerage commissions paid by Lessor in connection with the early termination of the Lease.

6. Five-Year Extension Options.

a. Grant. In the event that Lessee does not exercise its Early Termination Right, Lessee shall have the right and option to extend the Term of the Lease (“Five-Year Options to Extend”) for two (2) additional terms of five (5) years each (each generally referred to as a “Five-Year Extension Term”), upon all the same terms and conditions of the Lease, excepting only that:

(i) upon Lessee’s exercise of any Five-Year Option to Extend, Lessee shall not be in default beyond any applicable cure period under the Lease; and

(ii) Base Rent shall be the Fair Market Rent for each year of the applicable Five-Year Extension Term, as determined below;

b. Exercise of Option. Lessee shall exercise each Five-Year Option to Extend, if at all, by giving notice of such exercise to Lessor not less than six (6) months prior to the expiration of the Ten-Year Extension Term or the then applicable Five-Year Extension Term.

c. Determination of Base Rent for a Five-Year Extension Term.

(i) Base Rent for each year of a Five-Year Extension Term shall equal Fair Market Rent as defined herein. “Fair Market Rent” shall be the fair market rental rate for each year of a Five-Year Extension Term based on the terms of comparable lease transactions for comparable developed office/warehouse/laboratory space in the Stanwell Drive, Concord, California area, all based on the best information available at the time of determination of Fair Market Rent. For a period of thirty (30) days following Lessee’s notice of exercise of the Five-Year Extension Option, Lessor and Lessee shall endeavor in good faith to agree upon Fair Market Rent for each year of such Five-Year Extension Term. If Lessor and Lessee are unable to agree upon Fair Market Rent within such thirty (30) day period, then each shall appoint, by written notice delivered to the other prior within five (5) days after the expiration of such thirty (30) day period, a real estate broker who has not less than five (5) recent years of significant experience appraising rental rates for commercial real property in the Concord area to participate in the determination of Fair Market Rent. If either Lessor or Lessee fails to timely appoint a qualified broker as provided above (a “Non-Appointing Party”), and such failure continues for fifteen (15) days after the party which has appointed a broker (the “Appointing Party”) gives notice to the Non-Appointing Party of such appointment and makes demand for the appointment of a qualified broker by the Non-Appointing Party, then the determination of Fair Market Rent shall be made solely by the broker selected by the Appointing Party, and such determination of Fair Market Rent by such broker shall be binding upon both Lessor and Lessee. The appointed brokers shall work together and share information in their efforts to determine and agree upon Fair Market Rent. Fair Market Rent shall be determined by the brokers as provided below.

(ii) Lessor and Lessee shall each state in writing their respective opinions of Fair Market Rent, including whatever support for such opinions they wish to have considered by the brokers. The parties shall arrange for simultaneous exchange of such written opinions (collectively, the “Parties’ Opinions of FMR”) and for presentation of such additional evidence, rebuttals, or other matters as the parties may wish to present and the brokers may elect to hear or otherwise receive. The role of the two appointed brokers shall be to select from the two Parties’ Opinions of FMR the one which is closest to the actual Fair Market Rent for each year of the Five-Year Extension Term in the opinion of the brokers. The brokers shall have no power to adopt a compromise or “middle ground” between the Parties’ Opinions of FMR. If the brokers do not agree upon the determination of Fair Market Rent by the date that is sixty (60) days following Lessee’s notice of exercise of the Five-Year Extension Option, then the two appointed brokers shall appoint a third broker with similar qualifications and no prior relationship with either party (the “Third Broker”) no later than the date that is seventy-five (75) days following Lessee’s notice of exercise of the Five-Year Extension Option. No later than the date that is ninety (90) days following Lessee’s notice of exercise of the Five-Year Extension Option, the Third Broker shall determine the Fair Market Rate for each year of the Five-Year Extension Term by choosing one of the Parties’ Opinions of FMR. The role of Third Broker shall be to select from the two Parties’ Opinions of FMR the one which is closest to the Third’s Broker’s opinion of actual Fair Market Rent for each year of the Five-Year Extension Term. The Third Broker shall have no power to adopt a compromise or “middle ground” between the Parties’ Opinions of FMR. The Third Broker’s determination of the Fair Market Rent shall be binding upon both Lessor and Lessee as the Fair Market Rent for each year of the Five-Year Term.

(iii) Each party shall pay the fees, costs and expenses for its respective broker, and shall each pay one-half (50%) of the fees, costs and expenses for the Third Broker, if appointed.

7. Right to Expand Expired. Insert 51 (Right to Expand) to the Rider is no longer of any force or effect.

8. Brokerage Fees. Pursuant to a separate written agreement, Lessor shall pay to Colliers International one or more brokerage commissions with regard to each option to extend exercised by Lessee.

9. Miscellaneous.

a. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.

b. Submission of this instrument for examination or signature does not constitute a reservation of or option to lease, and it is not effective as an amendment to lease or otherwise until execution by and delivery to both Lessor and Lessee, and execution and delivery hereof.

c. Each party hereby represents and warrants that the individual signing on its behalf has the capacity and full power and authority to bind Lessee or Lessor (as applicable) to the terms hereof.

d. Except as specifically amended by this Amendment, all other terms and conditions of the Lease shall remain unmodified and in full force and effect.

e. This Amendment and the Lease set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

f. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date set forth hereinabove.

Lessor:		Lessee:

CALIFORNIA DEVELOPMENT, INC.		CERUS CORPORATION

By: Donald J. Bruzzone, President

By:	/s/ Donald J. Bruzzone	By:	/s/ William J. Dawson

Dated: 9/18/08		Dated: 9/18/08